Exhibit 3

Ordinary Shareholders’ Meeting of Gentium S.p.A.
Date:	February 24, 2014 (first call) / February 25, 2014 (second call) See Voting Instruction On Reverse Side.

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PROXY CARD
Ordinary Shareholders’ Meeting:

THE BOARD OF DIRECTORS SUBMITS PROPOSALS 1,2,3 AND 4 FOR A VOTE.			For	Against	Abstain

1.	To (i) ratify any and all activities performed by all the resigning directors and statutory auditors in connection with their respective office from the date of appointment until the date of this Ordinary Shareholders’ Meeting, except for cases of willful misconduct or gross negligence, (ii) approve and ratify acts and activities carried out by any of the resigning directors in connection with the Tender Offer Agreement entered into between the Company, Jazz Pharmaceuticals Public Limited Company and its wholly owned subsidiary Jazz Pharmaceuticals Italy S.p.A. (formerly known as Jazz Pharmaceuticals Italy S.r.l.), on December 19, 2013, (iii) authorize the Company to undertake any contractual obligations to hold harmless and indemnify each of the resigning directors and statutory auditors against any costs, damages and reasonable expenses that they could suffer as a result of any action, suit or proceeding that could be brought against such directors and/or statutory auditors by reasons of their respective office, except for cases of willful misconduct or gross negligence, and (iv) fully and finally release all the directors and statutory auditors, by waiving the Company’s right to bring any action, suit or proceeding against the directors and statutory auditors by reasons of their respective office, except for the cases of willful misconduct or gross negligence.		☐	☐	☐

2.	Set the number of the members of the Board of Directors at five (5) and appoint the following individuals to serve as members of the Board of Directors of the Company until the date of the Company’s Ordinary Shareholders’ Meeting that shall be called to approve the financial statements of the Company for the year ending December 31, 2014:

	a.	Fintan Keegan	☐	☐	☐

	b.	Suzanne Sawochka Hooper	☐	☐	☐

	c.	lain McGill	☐	☐	☐

	d.	Joyce Victoria Bigio	☐	☐	☐

	e.	Elmar Schnee	☐	☐	☐

3.	Appoint the following individuals to serve as effective and alternate members of the Board of Statutory Auditors of the Company until the date of the Company’s Ordinary Shareholders’ Meeting that shall be called to approve the financial statements of the Company for the year ending December 31, 2016 and (i) approve an annual compensation equal to Euro 70,000.00 for the entire Board of Statutory Auditors and (ii) the reimbursement of all reasonable costs and expenses incurred by the statutory auditors for payment of compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company and to any advisers that the board of statutory auditors needs to appoint for the fulfillment of its duties:

	a)	Mia Pasini, Chairperson	☐	☐	☐

	b)	Luca La Pietra	☐	☐	☐

	c)	Maurizio Pavia	☐	☐	☐

	d)	Alberto Demarchi (as an alternate)	☐	☐	☐

	e)	Giovanni Lurani Cernuschi (as an alternate)	☐	☐	☐

4.	In its discretion, The Bank of New York is authorized to vote upon such other matters as may property come before the Ordinary Shareholders’ Meeting.

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Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Ordinary Shareholders’ Meeting of Gentium S.p.A.

to be held February 24, 2014 (first call)/February 25, 2014 (second call)

For Holders as of January 27, 2014

INTERNET		TELEPHONE
Go To		1-866-390-6295
www.proxypush.com/gent		• Use any touch-tone telephone.
• Cast your vote online.	OR	• Have your Voting Instruction Form ready.
• View Meeting Documents.		• Follow the simple recorded instructions.

MAIL

OR	• Mark, sign and date your Voting Instruction Form.
• Detach your Voting Instruction Form.
• Return your Voting Instruction Form in the postage-paid envelope provided.

All votes must be received prior to 5:00 PM New York Time

February 14, 2014 (first call) and February 15, 2014 (second call).

PROXY TABULATOR FOR GENTIUM S.p.A. P.O. BOX 8016 CARY, NC 27512-9903

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